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                                                              Exhibit (a)(5)(i)

                        AMDOCS COMMENCES CASH OFFER FOR
                     2% CONVERTIBLE NOTES DUE JUNE 1, 2008

     ST. LOUIS, MO, May 3, 2004 -- Amdocs Limited (NYSE: DOX), a leading provider of billing and CRM products and services for true, integrated customer management, today announced it has commenced a cash offer for its 2% Convertible Notes Due June 1, 2008.

     Pursuant to the indenture for the notes, each holder of the notes has the right to require Amdocs to repurchase on June 1, 2004 all or any part of such holder's notes at a price equal to 100% of the principal amount plus accrued and unpaid interest. Under the terms of the notes, Amdocs had the option to pay for the notes with cash, ordinary shares, or a combination of cash and ordinary shares, and has elected to pay for the notes solely with cash. As of April 30, 2004, there was $395.5 million aggregate principal amount of notes outstanding.

     The terms and conditions of the offer will be set forth in a Notice of Put Right and Offer to Purchase, dated May 3, 2004, and the related Letter of Transmittal that are being sent to holders of the notes. Holders of the notes are urged to carefully read the Notice of Put Right and Offer to Purchase, the Letter of Transmittal and the related documents as they contain important information regarding the offer.

     In order to surrender notes for repurchase, holders must tender the notes and the Letter of Transmittal to The Bank of New York, as Paying Agent for the notes, on or before 9:00 a.m. Eastern time on June 1, 2004. Holders may withdraw any notes previously surrendered for repurchase at any time prior to 9:00 a.m., Eastern time, on June 1, 2004. Subject to applicable law, Amdocs may, in its sole discretion, waive any condition applicable to the offer or extend or terminate or otherwise amend the offer.

     The notes are convertible into 10.8587 ordinary shares per $1,000 principal amount, subject to adjustment in certain circumstances. The CUSIP numbers for the notes are 02342TAB52 and 02342TAA79.

     THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL NOTES. THE OFFER MAY ONLY BE MADE PURSUANT TO THE TERMS OF THE NOTICE OF PUT RIGHT AND OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

     Amdocs plans to file today with the SEC a Schedule TO in connection with its tender offer for the notes. The Schedule TO, including the related Notice of Put Right and Offer to Purchase, will contain important information about Amdocs, the notes, the tender offer and related matters. Investors and security holders are urged to read the Schedule TO carefully when it becomes available.

     Investors and security holders may obtain free copies of the Schedule TO and other documents filed with the SEC by Amdocs through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Schedule TO from the Paying Agent by contacting Alison Mitchell of The Bank of New York, London, at +44 20 7964 6402.

ABOUT AMDOCS

     Amdocs combines innovative software products and services with deep business knowledge to deliver true integrated customer management to the world's leading services companies. Our best-in-class billing and CRM products seamlessly link all customer-facing business processes -- marketing, sales, ordering, delivery, fulfillment, billing, settlement, service, support, and analytics -- resulting in stronger, more profitable customer relationships. Amdocs enables its customers to implement their business strategy with rapid return on investment, lower total cost of ownership and improved operational efficiencies. A global company, Amdocs employs approximately 9,000 IT professionals and serves customers in more than

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40 countries. Amdocs reported revenue of nearly $1.5 billion in fiscal 2003. For more information, visit Amdocs at www.amdocs.com.

Contact:
Thomas G. O'Brien
Treasurer and Vice President of Finance and Investor Relations
Amdocs Limited
314-212-8328
E-mail: dox__info@amdocs.com